UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2025

Baker Hughes Company

(Exact name of registrant as specified in charter)

Delaware	1-38143	81-4403168
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

575 N. Dairy Ashford Rd., Suite 100
Houston, Texas	77079-1121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 439-8600

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	BKR	The Nasdaq Stock Market LLC
5.125% Senior Notes due 2040 of Baker Hughes Holdings LLC and Baker Hughes Co-Obligor, Inc.	BKR40	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 24, 2025, the Board of Directors (the “Board”) of Baker Hughes Company (the “Company”) announced the appointment of Ahmed Moghal as Executive Vice President and Chief Financial Officer of the Company, effective February 24, 2025 (the “Effective Date”). Mr. Moghal will succeed Nancy Buese who, by mutual agreement with the Board, ceased to serve as Chief Financial Officer of the Company effective February 24, 2025, but will remain in an advisory capacity until April 30, 2025.

Mr. Moghal, age 43, has served as Senior Vice President and Chief Financial Officer of the Industrial and Energy Technology business of Baker Hughes since 2023. Prior to this role, he was appointed as the Financial Planning & Analysis Leader at the time of the merger of Baker Hughes and GE Oil & Gas in 2017. In his over two decades of experience, Mr. Moghal has worked in several industries globally, driving performance across multiple business models and cycles. He started his career in GE in the Financial Management Program and subsequently Corporate Audit Staff. Mr. Moghal entered into a promotion offer letter (the “Offer Letter”) with the Company on the Effective Date, setting forth the terms of his employment and compensation. Pursuant to the Offer Letter, Mr. Moghal will be entitled to a base salary of $750,000 and a target bonus opportunity of 100% of base salary, with the actual payout to be based on Company and individual performance. Mr. Moghal will also be eligible to participate in the Company’s 2021 Long-Term Incentive Plan and in the Company-sponsored benefit programs, including health and welfare programs. In addition, Mr. Moghal will be granted “top-up” equity awards in connection with his promotion, with a grant date value of $2,155,000, comprising 50% time-based restricted stock units and 50% performance-based restricted stock units, each having the same performance conditions, service-based vesting requirements, and other terms and conditions as the restricted stock units and performance-based restricted stock units, respectively, that were granted to Mr. Moghal in his prior role in January 2025.

Separation Agreement with Nancy Buese

Effective February 24, 2025, Ms. Buese entered into a separation agreement (the “Separation Agreement”) with the Company. The Separation Agreement provides for Ms. Buese’s termination of employment, and transition into the role of advisor to the Company’s Chairman and Chief Executive Officer, on the Effective Date. Pursuant to the Separation Agreement, Ms. Buese’s separation from employment is treated as a termination without cause and, accordingly, the Company will provide Ms. Buese with the severance payments and benefits that are required by the applicable Company plans, including (A) subject to Ms. Buese’s execution and non-revocation of a general release of claims in favor of the Company and compliance with applicable restrictive covenants, (i) a lump sum cash payment equal to the 12 months of her current annual base salary and (ii) outplacement services for a period of 12 months, which constitute the payments and benefits to which she is entitled under the terms of the Company’s Executive Severance Program, and (B) prorated vesting of Ms. Buese’s outstanding equity awards in accordance with the terms of the Company’s 2021 Long Term Incentive Plan and the award agreements granted thereunder. Ms. Buese is also eligible for continued participation in the Company’s health and welfare benefit plans for the six- month period following the Effective Date at no cost to Ms. Buese. Ms. Buese will serve as an advisor to the Company’s Chairman and Chief Executive Officer through April 30, 2025, and as compensation for her advisory services, Ms. Buese will receive a monthly advisor fee of $200,000 and the prorated vesting of her outstanding equity awards will be computed through March 31, 2025.

Other Disclosures

There are no arrangements or understandings between Mr. Moghal and any other person pursuant to which Mr. Moghal was selected as an officer. Pursuant to Item 404(a) of Regulation S-K, the Company is hereby disclosing that Mr. Moghal’s spouse, Judit Prieto Matesanz, was previously employed by the Company and received total compensation of approximately £1,183,000 in 2024. On August 24, 2024, Ms. Prieto Matesanz and the Company entered into an agreement relating to the termination of her employment with the Company effective December 31, 2024, pursuant to which, Ms. Prieto Matesanz will receive a cash separation payment of approximately £1,300,000 from the Company in July 2025. There are no other transactions in which Mr. Moghal has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 7.01.	Regulation FD Disclosure.

On February 24, 2025, the Company issued a press release announcing the executive transition described in this Current Report on Form 8-K, and reaffirming the Company’s financial guidance provided on January 31, 2025. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits. (Information furnished in this Item 9.01 is furnished pursuant to Item 9.01.)

(d) Exhibits.

99.1	Press Release dated February 24, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAKER HUGHES COMPANY

Dated: February 24, 2025	By:	/s/ Fernando Contreras
Vice President, Legal Governance and Corporate Secretary